UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2004

Artisoft, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19462	86-0446453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Cambridge Center, Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 354-0600

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 17, 2004, we received verbal notice from Nasdaq indicating that the Company is in violation of NASD Rule 6530, in that we have failed to file the following reports with the Securities and Exchange Commission within the prescribed time period:

•	our Quarterly Report on Form 10-Q for the period ended September 30, 2004, including pro forma financial information for Vertical Networks, Inc.; and

•	an amendment to the Company’s Current Report on Form 8-K, filed October 4, 2004, to disclose pro forma financial information of Vertical Networks, Inc.

We continue to work with our outside auditors to resolve certain accounting issues relating to pro forma financial information of Vertical Networks, Inc. and the integration of the historical financial statements of Vertical Networks, Inc. to complete and file these reports.

As a result of these delayed filings, our common stock is subject to being delisted from the OTC Bulletin Board. We have submitted a request for a hearing to explain the circumstances resulting in the delayed filings and request a stay of delisting. Nasdaq has granted a hearing, which has been scheduled for January 20, 2005. In the event that the NASD panel rejects our request, our common stock may be removed from the OTC Bulletin Board and may only be quoted on the “pink sheets” maintained by the National Quotation Bureau, Inc. This alternative is generally considered to be a less efficient market, and the price of our common stock, the liquidity of our common stock, and our general reputation among investors may be adversely impacted as a result.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTISOFT, INC.

Date: December 23, 2004	By:	/s/ DUNCAN G. PERRY
Duncan G. Perry
Chief Financial Officer